Exhibit 24.1

                    TURNER, JONES AND ASSOCIATES, P.L.L.C.
                      Certified Public Accountants
                   108 Center Street, North, 2nd Floor
                      Vienna, Virginia 22180-5769


As independent auditors of Environmental Energy Services, Inc., we hereby consent to the incorporation of our report dated May 3, 2002, relating to the consolidated balance sheet of Environmental Energy Services, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2001 and 2000 in the Form S-8 Registration Statement of Environmental Energy Services, Inc. to be filed on or about July 9, 2002.

/s/ Turner, Jones and Associates, P.L.L.C.
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Vienna, Virginia
July 9, 2002